Exhibit 2.1

EQUITY PURCHASE AGREEMENT

BY AND AMONG

WESTLAKE CHEMICAL PARTNERS LP

WESTLAKE CHEMICAL OPCO LP

AND

WPT LLC

DATED AS OF MARCH 26, 2019

EQUITY PURCHASE AGREEMENT

This Equity Purchase Agreement (this “Agreement”) is entered into and dated as of March 26, 2019 (the “Execution Date”), by and among Westlake Chemical Partners LP, a Delaware limited partnership (the “Partnership”), Westlake Chemical OpCo LP, a Delaware limited partnership (“OpCo”), and WPT LLC, a Delaware limited liability company (“Westlake”). Each of the above named entities may be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Partnership owns a 18.2764% limited partner interest in OpCo and a 100% membership interest in Westlake Chemical OpCo GP LLC, a Delaware limited liability company (“OpCo GP”), the general partner of OpCo;

WHEREAS, the Partnership and OpCo desire for OpCo to issue to the Partnership an additional 4.5% limited partner interest in OpCo on a fully diluted basis after giving effect to such issuance (the “New Interest”), resulting in the Partnership holding an aggregate 22.7764% limited partner interest in OpCo on a fully diluted basis after giving effect to such issuance and, in exchange, for OpCo to receive $201,445,053.00 (the “Consideration”) (such transaction, the “Purchase Transaction”);

WHEREAS, OpCo has not declared or paid a distribution with respect to the quarter ending March 31, 2019, and the Partnership will be entitled to receive distributions with respect to the quarter ending March 31, 2019 from OpCo pursuant to the OpCo LPA (as defined below) based on such increased limited partner interest in OpCo following the Closing (as defined below);

WHEREAS, the Partnership expects to fund its obligation to pay the Consideration using a combination of (i) borrowings under its revolving credit facility with an Affiliate (as defined below) of Westlake, (ii) funds received under that certain Unit Purchase Agreement, dated as of March 26, 2019, by an among the Partnership and the subscribers named therein, pursuant to which, the Partnership expects to sell approximately 2.9 million common units representing limited partner interests in the Partnership for an aggregate sales price of approximately $ $62.9 million, and (iii) cash on hand;

WHEREAS, Westlake believes it is in its best interest to enter into this Agreement with the Partnership and OpCo;

WHEREAS, as a condition and inducement to the willingness of the Partnership to enter into this Agreement, the Partnership has required that Westlake enter into this Agreement and make certain representations and warranties, and Westlake desires to enter into this Agreement and make the following representations and warranties to induce the Partnership to enter into this Agreement; and

WHEREAS, the Conflicts Committee (as defined below) has (i) received an opinion of Evercore Group L.L.C. (the “Financial Advisor”), the financial advisor to the Conflicts Committee, that the Consideration to be paid by the Partnership in exchange for the New Interest is fair, from a financial point of view, to the Partnership (ii) found this Agreement and the transactions contemplated hereby, including the Purchase Transaction, to be in the best interest of the Partnership, including its unaffiliated common unitholders and (iii) approved this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

The following defined terms will have the meaning given below:

“Affiliate” means, as to any specified entity, any other entity that, directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by or is under common control with the specified entity. For purposes of this definition, “control” of an entity means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether by contract or otherwise. Notwithstanding anything herein to the contrary, for the purposes of this Agreement, the Partnership and its subsidiaries (including OpCo) shall not be deemed to be “Affiliates” of Westlake and Westlake’s other Affiliates and the Partnership and OpCo shall not be deemed to be “Affiliates” of each other.

“Agreement” has the meaning provided such term in the Preamble above.

“Asserted Liability” has the meaning set forth in Section 6.5(a).

“Business Days” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the U.S. or the State of Texas shall not be regarded as a Business Day.

“Claim” means any demand, claim, action, investigation or Proceeding.

“Claims Notice” has the meaning set forth in Section 6.5(a).

“Closing” has the meaning set forth in Section 2.2(a).

“Closing Date” has the meaning set forth in Section 2.2(a).

“Conflicts Committee” has the meaning provided such term in the First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of August 4, 2014, as amended through the date hereof.

“Consideration” has the meaning set forth in the Recitals of this Agreement.

“Contract” means any legally binding agreement, commitment, lease, license or contract.

“Cross Receipt” means a cross receipt acknowledging the receipt by the Parties of the documents and deliverables required to be delivered pursuant to Section 2.2 of this Agreement.

“Effective Date” means January 1, 2019.

“Execution Date” has the meaning set forth in the Recitals of this Agreement.

“Financial Advisor” has the meaning set forth in the Recitals of this Agreement.

“Fundamental Representations” has the meaning set forth in Section 6.1.

“Governmental Authority” means any federal, state, municipal, local or similar governmental authority, regulatory or administrative agency, court or arbitral body.

“Law” means any applicable law, rule, regulation, ordinance, order, judgment or decree of a Governmental Authority.

“Lien” means, with respect to any property or asset, any mortgage, pledge, charge, security interest or other encumbrance of any kind in respect of such property or asset.

“Loss” means any and all judgments, losses, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other Proceedings or of any Claim, default or assessment); provided, however, that any claim for Loss under the indemnities in Article VI (a) shall be reduced by any payment (including payments on account of insurance) actually received from a third party or otherwise actually recovered from third parties and (b) shall be net of any associated net benefits actually realized and arising in connection with such Loss, including any associated net tax benefits described in Section 6.7.

“New Interest” has the meaning set forth in the Recitals of this Agreement.

“OpCo” has the meaning set forth in the Preamble above.

“OpCo GP” has the meaning set forth in the Recitals of this Agreement.

“OpCo LPA” means the Amended and Restated Agreement of Limited Partnership of OpCo dated as of August 4, 2014, as amended through the date hereof.

“OpCo Warranty Breach” has the meaning set forth in Section 6.2(a).

“Organizational Documents” means any charter, certificate of incorporation, certificate of formation, articles of association, bylaws, partnership agreement, operating agreement or similar formation or governing documents and instruments.

“Party” or “Parties” has the meaning provided such term in the Preamble above.

“Partnership” has the meaning provided such term in the Preamble above.

“Partnership Warranty Breach” has the meaning provided such term in Section 6.3(a).

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, unlimited liability corporation, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Proceeding” means any complaint, lawsuit, action, suit or other proceeding at Law or in equity or order or ruling, in each case by or before any Governmental Authority or arbitral tribunal.

“Purchase Transaction” has the meaning set forth in the Recitals of this Agreement.

“Qualifying Claim” has the meaning set forth in Section 6.4(a).

“Transaction Documents” means this Agreement and such other agreements, documents or instruments as are reasonably required to be delivered by the Partnership or OpCo at or prior to the date hereof pursuant to this Agreement or otherwise reasonably required hereby or contemplated in connection herewith.

“Warranty Breach” means any Partnership Warranty Breach, OpCo Warranty Breach or Westlake Warranty Breach.

“Westlake” has the meaning provided such term in the Preamble above.

“Westlake Warranty Breach” has the meaning set forth in Section 6.2(b).

ARTICLE II

PURCHASE

Section 2.1    The Purchase Transaction. At the Closing, OpCo shall issue to the Partnership, and the Partnership shall accept from OpCo, effective as of the Effective Date, the New Interest, free and clear of any Liens other than transfer restrictions imposed thereon by securities Laws or the OpCo LPA, and in exchange for the issuance of the New Interest by OpCo, the Partnership shall pay on the Closing Date to OpCo the Consideration.

Section 2.2    The Closing.

(a)    The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Suite 2500, Houston, Texas 77002, commencing at 10:00 a.m. (Houston, Texas time) on the third (3rd) Business Day following the date on which all conditions to the obligations of the Parties to consummate the transactions contemplated hereby shall have been satisfied or waived (other than conditions that will be satisfied by actions the Parties shall take at the Closing itself), or on such other date as the Parties may mutually determine (such date that Closing occurs, “Closing Date”).

(b)    At the Closing, the Partnership will deliver the following documents and deliverables:

(i)    the Consideration by wire transfer of immediately available funds to an account specified by OpCo;

(ii)    a counterpart of the Cross Receipt, duly executed by the Partnership; and

(iii)    the certificate contemplated by Section 5.2(d); and

(iv)    such other certificates, instruments of conveyance and documents as may be reasonably requested by a Party prior to the Closing Date to carry out the intent and purposes of this Agreement.

(c)    At the Closing, OpCo will deliver the following documents and deliverables:

(i)    a counterpart of the Cross Receipt, duly executed by OpCo;

(ii)    a copy of the consent from each of the limited partners of OpCo authorizing the issuance of the New Interest effective as of the Effective Date;

(iii)    the certificate contemplated by Section 5.1(e); and

(iv)    such other certificates, instruments of conveyance and documents as may be reasonably requested by a Party prior to the Closing Date to carry out the intent and purposes of this Agreement.

(d)    At the Closing, Westlake will deliver the following documents and deliverables:

(i)    the certificates contemplated by Section 5.1(f) and Section 5.2(e); and

(ii)    such other certificates, instruments of conveyance and documents as may be reasonably requested by a Party prior to the Closing Date to carry out the intent and purposes of this Agreement.

ARTICLE III

REPRESENTATION AND WARRANTIES

Section 3.1    Representations and Warranties Relating to the Partnership

The Partnership hereby represents and warrants as follows:

(a)    Organization. It is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b)    Authorization; Enforceability. It has all requisite limited partnership power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to consummate the Purchase Transaction contemplated hereby and thereby and to perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation of the Purchase Transaction have been duly and validly authorized and approved by all requisite limited partnership action, on its part, and no other partnership proceeding on its part is necessary to authorize this Agreement, the other Transaction Documents to which it is or will be a party, or the transactions contemplated hereby and thereby. This

Agreement and the other Transaction Documents to which it is as of the date hereof, or will be a party on the Closing Date, is or will be, as applicable, duly and validly executed and delivered by it, and this Agreement and the other Transaction Documents to which it is as of the date hereof, or will be a party on the Closing Date, is or will, as applicable, constitute the valid and binding obligations of it, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(c)    No Conflict. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or will be a party by it and the consummation of the transactions contemplated hereby and thereby by it do not and shall not:

(i)    violate any Law applicable to the Partnership or any filing with, consent, approval or authorization of, or notice to, any Person or Governmental Authority;

(ii)    violate the Organizational Documents of the Partnership; or

(iii)    in such a way that it would have a material adverse effect on the Partnership (A) breach, or result in the termination of, any Contract to which the Partnership is a party, (B) result in the creation of any Lien upon any of the properties or assets of the Partnership or (C) constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien.

(d)    No Litigation. There is no suit, action, Claim, arbitration, administrative or legal or other proceeding or governmental investigation pending or, to the Partnership’s knowledge, threatened against the Partnership that would prevent or delay the consummation of the transactions contemplated by this Agreement or the ownership of the New Interest by the Partnership following the Closing Date.

(e)    Brokers. Except for the fees and expenses of the Financial Advisor incurred in connection with the Purchase Transaction, which will be paid by the Partnership, neither the Partnership nor any of its Affiliates has incurred any liability, contingent or otherwise, for any brokerage fee, commission or financial advisory fee in connection with the transactions contemplated by this Agreement for which OpCo or Westlake or any of their respective Affiliates will be liable.

(f)    Disclaimer of Warranties. Except as expressly set forth in this Section 3.1, the Partnership makes no representations or warranties whatsoever and disclaims all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing), including, without limitation, any opinion, information or advice that may have been provided by any officer, shareholder, director, employee, agent or consultant of the Partnership, or its Affiliates.

Section 3.2    Representations and Warranties Relating to OpCo

OpCo hereby represents and warrants as follows:

(a)    Organization. It is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware. It is duly licensed or qualified in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to have a material adverse effect on OpCo.

(b)    Authorization; Enforceability. It has all requisite limited partnership power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to consummate the Purchase Transaction and to perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite limited partnership action, on its part, and no other partnership proceeding on its part is necessary to authorize this Agreement, the other Transaction Documents to which it is or will be a party, or the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents to which it is as of the date hereof, or will be a party on the Closing Date, is or will be, as applicable, duly and validly executed and delivered by it, and this Agreement and the other Transaction Documents to which it is as of the date hereof, or will be a party on the Closing Date, is or will, as applicable, constitute the valid and binding obligations of it, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(c)    Capitalization.

(i)    As of the date of this Agreement but prior to giving effect to the Purchase Transaction, there are no outstanding equity interests in OpCo other than the interests listed on Schedule I hereto. All of the outstanding partnership interests in OpCo are duly authorized, validly issued, fully paid (to the extent required by the OpCo LPA) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act), and were issued free of preemptive rights in compliance with applicable Laws.

(ii)    Upon receipt of the deliverables on the Closing Date pursuant to Section 2.2 of this Agreement, as of the Effective Date, the New Interest will be duly authorized, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act) and will not have been issued in violation of any purchase option, call option, right of first refusal, preemptive right or other similar right.

(iii)    Upon the consummation of the transactions contemplated by this Agreement, the Partnership will acquire good and valid title to the New Interest, free and clear of any Liens other than transfer restrictions imposed thereon by securities Laws or arising under the OpCo LPA.

(iv)    There are no voting agreements, proxies or other similar agreements or understandings with respect to the New Interest.

(v)    There are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for partner interests of OpCo issued or granted by OpCo, any other commitments or agreements to which OpCo is a party providing for the issuance by it of additional partner interests or the repurchase or redemption by it of partner interests, and there are no agreements of any kind that may obligate OpCo to issue, purchase, redeem or otherwise acquire any of its partnership interests, except as are provided in the OpCo LPA.

(d)    No Conflict. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or will be a party by it and the consummation of the transactions contemplated hereby and thereby do not and shall not:

(i)    violate any Law applicable to OpCo or any filing with, consent, approval or authorization of, or notice to, any Person or Governmental Authority;

(ii)    violate the Organizational Documents of OpCo; or

(iii)    in such a way that it would have a material adverse effect on OpCo (A) breach, or result in the termination of, any Contract to which OpCo is a party, (B) result in the creation of any Lien upon any of the properties or assets of OpCo or (C) constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien.

(e)    No Litigation. There is no suit, action, Claim, arbitration, administrative or legal or other proceeding or governmental investigation pending or, to OpCo’s knowledge, threatened against OpCo affecting the ownership of the New Interest or that would prevent or delay the consummation of the transactions contemplated by this Agreement.

(f)    Brokers. Neither OpCo nor any of its Affiliates has incurred any liability, contingent or otherwise, for any brokerage fee, commission or financial advisory fee in connection with the transactions contemplated by this Agreement for which the Partnership or Westlake or any of their respective Affiliates will be liable.

(g)    Information. The projections and budgets provided to the Conflicts Committee (including those provided to the Financial Advisor in its capacity as financial advisor to the Conflicts Committee) as part of the Conflicts Committee’s review in connection with this Agreement have a reasonable basis and are consistent with OpCo’s current expectations. The other financial and operational information provided to the Financial Advisor as part of its review of the proposed transaction for the Conflicts Committee is derived from and is consistent with OpCo’s books and records. To the best of OpCo’s knowledge, OpCo has not intentionally withheld disclosure from the Conflicts Committee of any fact that would have a material adverse effect upon OpCo or the New Interest.

(h)    Disclaimer of Warranties. Except as expressly set forth in this Section 3.2, OpCo makes no representations or warranties whatsoever and disclaims all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing), including, without limitation, any opinion, information or advice that may have been provided by any officer, shareholder, director, employee, agent or consultant of OpCo, or its Affiliates.

Section 3.3    Representations and Warranties Relating to Westlake

Westlake hereby represents and warrants as follows:

(a)    Organization. It is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b)    Authorization; Enforceability. It has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to consummate the Purchase Transaction and to perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite limited liability company action, on its part, and no other company proceeding on its part is necessary to authorize this Agreement, the other Transaction Documents to which it is or will be a party, or the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents to which it is as of the date hereof, or will be a party on the Closing Date, is or will be, as applicable, duly and validly executed and delivered by it, and this Agreement and the other Transaction Documents to which it is as of the date hereof, or will be a party on the Closing Date, is or will, as applicable, constitute the valid and binding obligations of it, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(c)    No Conflict. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or will be a party by it and the consummation of the transactions contemplated hereby and thereby do not and shall not:

(i)    violate any Law applicable to Westlake or any filing with, consent, approval or authorization of, or notice to, any Person or Governmental Authority;

(ii)    violate the Organizational Documents of Westlake; or

(iii)    in such a way that it would have a material adverse effect on Westlake (A) breach, or result in the termination of, any Contract to which Westlake is a party, (B) result in the creation of any Lien upon any of the properties or assets of Westlake or (C) constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien.

(d)    Organization of OpCo. OpCo is a Delaware limited partnership formed on May 6, 2014. To the knowledge of Westlake, OpCo is duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to conduct business in each jurisdiction where the nature of its business or the ownership of its properties requires it to be qualified. The Partnership is not in breach or default under the terms of the OpCo LPA.

(e)    No Litigation. There is no suit, action, Claim, arbitration, administrative or legal or other proceeding or governmental investigation pending or, to Westlake’s knowledge, threatened against Westlake affecting the ownership of the New Interest or that would prevent or delay the consummation of the transactions contemplated by this Agreement.

(f)    Brokers. Neither Westlake nor any of its Affiliates has incurred any liability, contingent or otherwise, for any brokerage fee, commission or financial advisory fee in connection with the transactions contemplated by this Agreement for which the Partnership or OpCo or any of their respective Affiliates will be liable.

(g)    Disclaimer of Warranties. Except as expressly set forth in this Section 3.3, Westlake makes no representations or warranties whatsoever and disclaims all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing), including, without limitation, any opinion, information or advice that may have been provided by any officer, shareholder, director, employee, agent or consultant of Westlake, or its Affiliates.

ARTICLE IV

COVENANTS

Section 4.1    Conduct of Business. From the date of this Agreement through the Closing, except as consented to by Westlake in writing, the Partnership shall cause OpCo not to:

(a)    amend its Organizational Documents;

(b)    liquidate, dissolve, recapitalize or otherwise wind up its business;

(c)    sell, assign, transfer, lease or otherwise dispose of any material assets other than in the ordinary course of business;

(d)    adopt any profit sharing, compensation, savings, insurance, pension, retirement or other benefit plan or hire any employees;

(e)    terminate or close any facility, business or operation of OpCo except in the ordinary course of business;

(f)    settle or compromise any Proceeding;

(g)    take any action that would cause the representations and warranties related to OpCo to cease to be true and correct in all material respects; or

(h)    agree, whether in writing or otherwise, to do any of the foregoing.

Section 4.2    Third Party Approvals

(a)    The Partnership shall (and shall cause OpCo to) use reasonable efforts to obtain all material consents and approvals of third parties that the Partnership or OpCo are required to obtain in order to consummate the transactions contemplated hereby.

(b)    Westlake shall (and shall cause its Affiliates to) use reasonable efforts to obtain all material consents and approvals of third parties that Westlake or any of its Affiliates are required to obtain in order to consummate the transactions contemplated hereby.

ARTICLE V

CONDITIONS TO OBLIGATIONS

Section 5.1    Conditions to the Partnership’s Obligations. The obligation of the Partnership to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by the Partnership (with the approval of the Conflicts Committee):

(a)    all necessary filings with and consents, approvals, licenses, permits, and orders of any Governmental Authority required by Law for the consummation of the transactions contemplated in this Agreement shall have been made and obtained (or any applicable waiting period shall have expired), other than those that do not or would not reasonably be expected, in the aggregate, to have a material adverse effect on OpCo or the Partnership;

(b)    (i) the Fundamental Representations of OpCo set forth in Section 3.2(a), Section 3.2(b), Section 3.2(b), and Section 3.2(d)(i) and (ii) shall be true and correct in all respects as of the date of this Agreement and as of the Closing, as if made at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true as of such certain date) and (ii) all other representations and warranties of OpCo contained in this Agreement shall be true and correct in all material respects (disregarding all qualifications as to materiality and material adverse effect and qualifications of similar import contained therein) as of the date of this Agreement and as of the Closing, as if made at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true as of such certain date);

(c)    (i) the Fundamental Representations of Westlake set forth in Section 3.3(a) and Section 3.3(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing, as if made at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true as of such certain date) and (ii) all other representations and warranties of Westlake contained in this Agreement shall be true and correct in all material respects (disregarding all qualifications as to materiality and material adverse effect and qualifications of similar import contained therein) as of the date of this Agreement and as of the Closing, as if made at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true as of such certain date);

(d)    (i) OpCo shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by it at or before the Closing and (ii) Westlake shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by it at or before the Closing;

(e)    OpCo shall have delivered a certificate dated the Closing Date, certifying that the conditions specified in Section 5.1(b) and Section 5.1(d)(i) have been fulfilled;

(f)    Westlake shall have delivered a certificate dated the Closing Date, certifying that the conditions specified in Section 5.1(c) and Section 5.1(d)(ii) have been fulfilled;

(g)    no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a Governmental Authority shall have been instituted or threatened challenging or seeking to restrain or prohibit the transactions contemplated hereby; and

(h)    OpCo and Westlake shall have delivered or caused to be delivered the Closing deliverables set forth in Section 2.2(c) and Section 2.2(d).

Section 5.2    Conditions to OpCo’s Obligations. The obligations of OpCo to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by OpCo and Westlake:

(a)    all necessary filings with and consents, approvals, permits, and orders of any Governmental Authority required by Law for the consummation of the transactions contemplated in this Agreement shall have been made and obtained (or any applicable waiting period shall have expired), other than those that would not reasonably be expected, in the aggregate, to have a material adverse effect on OpCo or the Partnership;

(b)    (i) the Fundamental Representations of the Partnership set forth in Section 3.1(a) and Section 3.1(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing, as if made at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true as of such certain date) and (ii) all other representations and warranties of the Partnership contained in this Agreement shall be true and correct in all material respects (disregarding all qualifications as to materiality and material adverse effect and qualifications of similar import contained therein) as of the date of this Agreement and as of the Closing, as if made at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true as of such certain date);

(c)    The Partnership shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by the Partnership on or before the Closing;

(d)    the Partnership shall have delivered a certificate, dated the Closing Date, certifying that the conditions specified in Section 5.2(b) and Section 5.2(c) have been fulfilled;

(e)    (i) the conditions specified in Section 5.1(c) and Section 5.1(d)(ii) have been fulfilled and (ii) Westlake shall have delivered a certificate dated the Closing Date, certifying that the conditions specified in Section 5.1(c) and Section 5.1(d)(ii) have been fulfilled;

(f)    no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement; and

(g)    the Partnership shall have delivered or caused to be delivered the Closing deliverables set forth in Section 2.2(b).

ARTICLE VI

LIMITATIONS ON LIABILITY AND WAIVER

Section 6.1    Survival of Representations, Warranties and Agreements. The representations and warranties of the Partnership, OpCo and Westlake set forth in this Agreement and the right of an indemnified Person to assert any claim for indemnification related thereto pursuant to this Article VI shall survive the Closing Date until the first anniversary of the Closing Date, after which date no Claims for indemnification may be asserted, regardless of when such right arose; provided that the representations and warranties set forth in (a) Section 3.1(a), Section 3.1(b), Section 3.2(a), Section 3.2(b), Section 3.2(b), Section 3.2(d)(i) and (ii), Section 3.2(g), Section 3.3(a) and Section 3.3(b) (the “Fundamental Representations”) shall survive the Closing Date indefinitely, and (b) Section 3.1(e), Section 3.2(f) and Section 3.3(f) shall survive the Closing Date until 30 days following the expiration of the applicable statute of limitations, including any extension thereof, with respect to the particular matter that is the subject matter thereof. The covenants and agreements of the Parties contained in this Agreement shall survive the Closing Date in accordance with their terms; provided that the right of any Party to make a claim for breach of any covenant of a Party that is to be performed or satisfied at or before the Closing Date shall survive until the first anniversary of the Closing Date.

Section 6.2    Indemnification of the Partnership by Westlake. Subject to the limitations on recourse and recovery set forth in this Article VI, from and after the Closing Date, Westlake will indemnify, defend, and hold harmless the Partnership and its Affiliates from and against any and all Losses imposed upon or incurred after the Closing Date in connection with, arising out of or resulting from:

(a)    the inaccuracy or breach of any representation or warranty made by OpCo in Section 3.2 (each such inaccuracy or breach, an “OpCo Warranty Breach”);

(b)    the inaccuracy or breach of any representation or warranty made by Westlake in Section 3.3 (each such inaccuracy or breach, a “Westlake Warranty Breach”); and

(c)    any nonfulfillment or breach by OpCo or Westlake of any covenant or agreement made by OpCo or Westlake under this Agreement;

provided that for the purposes of determining Losses under subsections (a) and (b) above and determining whether or not any OpCo Warranty Breach or Westlake Warranty Breach has occurred, any qualification or exception contained therein relating to materiality (including material adverse effect) shall be disregarded.

Section 6.3    Indemnification of Westlake by the Partnership. Subject to the limitations on recourse and recovery set forth in this Article VI, from and after the Closing Date, the Partnership will indemnify, defend, and hold harmless Westlake and its Affiliates from and against any and all Losses imposed upon or incurred after the Closing Date in connection with, arising out of or resulting from:

(a)    the inaccuracy or breach of any representation or warranty made by the Partnership in Section 3.1 (each such inaccuracy or breach, a “Partnership Warranty Breach”); and

(b)    any nonfulfillment or breach by the Partnership of any covenant or agreement made by the Partnership under this Agreement;

provided that for the purposes of determining Losses under subsection (a) above and determining whether or not any Partnership Warranty Breach has occurred, any qualification or exception contained therein relating to materiality (including material adverse effect) shall be disregarded.

Section 6.4    Limitations.

(a)    No indemnified Person shall be entitled to any indemnification for any Claim relating to any Warranty Breach that is subject to indemnification under Section 6.2(a), Section 6.2(b) or 6.3(a) for any individual Claim in which the Losses attributable thereto are less than $50,000 (any Claim exceeding such threshold being referred to herein as a “Qualifying Claim”).

(b)    There shall be no obligation under this Agreement to indemnify any indemnified Person for Losses pursuant to Section 6.2(a), Section 6.2(b) or Section 6.3(a) until the aggregate amount of all indemnifiable Losses suffered by such indemnified Person in respect of Qualifying Claims exceeds an amount equal to $2,014,450 and then only to the extent of such excess, subject to the other limitations on recovery and recourse set forth in this Agreement.

(c)    The aggregate liability for Westlake under Section 6.2(a) and Section 6.2(b) and the Partnership under Section 6.3 will be limited to $30,216,757.

(d)    No indemnifying Person shall be liable for any Losses that are subject to indemnification under Section 6.2 or Section 6.3 unless a written demand for indemnification under this Agreement is delivered by the indemnified Person to the indemnifying Person with respect thereto prior to 5:00 P.M. on the final date pursuant to Section 6.1, to assert a Claim for indemnification on the basis asserted in such written demand. Notwithstanding the foregoing, any Claim for indemnification under this Agreement that is brought prior to such time will survive until such matter is resolved.

(e)    Notwithstanding anything contained to the contrary contained herein, the limitations set forth in this Section 6.4 shall not apply to damages arising out of or related to any breach of any Fundamental Representation.

(f)    Notwithstanding anything to the contrary contained in this Agreement, under no circumstances shall any Party be entitled to double recovery under this Agreement.

Section 6.5    Claims Procedure.

(a)    Promptly after receipt by any indemnified Person of notice of the commencement or assertion of any Claim or Proceeding by a third party or circumstances which, with the lapse of time, such indemnified Person believes is likely to give rise to a Claim or Proceeding by a third party or of facts causing any indemnified Person to believe it has a Claim for breach hereunder (an “Asserted Liability”), such indemnified Person shall give prompt written notice thereof (the “Claims Notice”) to the relevant indemnifying Person, provided that in any event, such indemnified Person shall give the Claims Notice to the indemnifying Person no later than 30 days after becoming aware of such Asserted Liability. So long as the Claims Notice is given within the applicable survival period set forth in Section 6.1, the failure to so notify the indemnifying Person shall not relieve the indemnifying Person of its obligations or liability hereunder, except to the extent such failure shall have actually prejudiced the indemnifying Person. The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered. The indemnified Person and the indemnifying Person agree to keep each other reasonably appraised of any additional information concerning any Asserted Liability.

(b)    As to an Asserted Liability arising from a third-party action, the indemnifying Person shall be, subject to the limitations set forth in this Section 6.5, entitled to assume control of and appoint lead counsel for such defense only for so long as it conducts such defense with reasonable diligence. The indemnifying Person shall keep the indemnified Persons advised of the status of such third-party action and the defense thereof on a reasonably current basis and shall consider in good faith the recommendations made by the indemnified Persons with respect thereto. If the indemnifying Person assumes the control of the defense of any third-party action in accordance with the provisions of this Section 6.5, the indemnified Person shall be entitled to participate in the defense of any such third-party action and to employ, at its expense, separate counsel of its choice for such purpose, it being understood, however, that the indemnifying Person shall continue to control such defense; provided that notwithstanding the foregoing, the indemnifying Person shall pay the reasonable costs and expenses of such defense (including reasonable attorneys’ fees and expenses) of the indemnified Persons if (x) the indemnified Person’s outside counsel shall have reasonably concluded and advised in writing (with a copy to the indemnifying Person) that there are defenses available to such indemnified Person that are different from or additional to those available to the indemnifying Person, or (y) the indemnified Person’s outside counsel shall have advised in writing (with a copy to the indemnifying Person) the indemnified Person that there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel for the indemnifying Person and the indemnified Person. Notwithstanding the foregoing, (i) the indemnifying Person shall obtain the prior written consent of the indemnified Person before entering into any settlement, compromise, admission or acknowledgement of the validity of such Asserted

Liability if the settlement requires an admission of guilt or wrongdoing on the party of the indemnified Person, subjects the indemnified Person to criminal liability or does not unconditionally release the indemnified Person from all liabilities and obligations with respect to such Asserted Liability or the settlement imposes injunctive or other equitable relief against, or any continuing obligation or payment requirement on, the indemnified Person and (ii) the indemnified Person shall be entitled to participate, at its own cost and expense, in the defense of such Asserted Liability and to employ separate counsel of its choice for such purpose.

(c)    Each Party shall cooperate in the defense or prosecution of any Asserted Liability arising from a third-party action and shall furnish or cause to be furnished such records, information and testimony (subject to any applicable confidentiality agreement), and attend such conferences, discovery proceedings, hearings, trials or appeals as may be reasonably requested in connection therewith.

Section 6.6     Sole Remedy. Other than for instances of actual fraud, the Parties hereby agree that from and after the Execution Date no Party shall have any liability, and neither Party nor any of their respective Affiliates shall make any Claim, for any Loss or any other matter, under, relating to or arising out of this Agreement (including breach of representation, warranty, covenant or agreement) or any other Contract or other matter delivered pursuant hereto, or the transactions contemplated hereby, whether based on contract, tort, strict liability, other Laws or otherwise, except for a claim for indemnification pursuant to this Article VI.

Section 6.7     Determination of Amount of Damages; Mitigation. The Losses giving rise to any indemnification obligation hereunder shall be limited to the Losses suffered by the indemnified Person and shall be reduced by any insurance proceeds or other payment or monetary recoupment received or that are realized or retained (including the amount of any tax benefits, net of any tax detriments, actually realized or retained) by the indemnified Person as a result of the events giving rise to the claim for indemnification. Any indemnified Person that becomes aware of Losses for which it intends to seek indemnification hereunder shall use commercially reasonable efforts to collect any amounts to which it may be entitled under insurance policies or from third parties (pursuant to indemnification agreements or otherwise) and shall use commercially reasonable efforts to mitigate such Losses; provided that the indemnified Person shall promptly notify (a) Westlake if such indemnified Person is the Partnership or (b) the Partnership if such indemnified Person is Westlake, in each case, of any efforts to mitigate. If any net tax benefit, third-party recovery or insurance recovery is realized after having previously received a Claim for indemnification proceeds hereunder, such Party shall promptly tender to the respective Party an amount equal to such tax benefit, third-party recovery or insurance recovery.

ARTICLE VII

MISCELLANEOUS

Section 7.1    Notices.

(a)    Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by electronic delivery (including facsimile or delivery of a document in Portable Document Format), by registered or certified mail, postage prepaid or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the Parties at the addresses specified below:

If to the Partnership, to:

Westlake Chemical Partners LP

2801 Post Oak Boulevard, Suite 600

Houston, Texas 77056

Attn: L. Benjamin Ederington

Vice President, General Counsel and Secretary

Facsimile No.: 713-629-6239

With a copy to:

Westlake Chemical Partners GP LLC Conflicts Committee

2801 Post Oak Boulevard, Suite 600

Houston, Texas 77056

Attn: L. Benjamin Ederington

Vice President, General Counsel and Secretary

Facsimile No.: 713-629-6239

If to OpCo, to:

Westlake Chemical OpCo LP

2801 Post Oak Boulevard, Suite 600

Houston, Texas 77056

Attn: L. Benjamin Ederington

Vice President, General Counsel and Secretary

Facsimile No.: 713-629-6239

If to Westlake, to:

WPT LLC

2801 Post Oak Boulevard, Suite 600

Houston, Texas 77056

Attn: L. Benjamin Ederington

Vice President, General Counsel and Secretary of Westlake Chemical Investments, Inc.

Facsimile No.: 713-960-8761

(b)    Notice given by personal delivery, mail or overnight courier pursuant to this Section 7.1 shall be effective upon physical receipt. Notice given by facsimile or other electronic transmission pursuant to this Section 7.1 shall be effective as of the date of confirmed delivery if delivered before 5:00 P.M. Central Time on any Business Day at the place of receipt or the next succeeding Business Day if confirmed delivery is after 5:00 P.M. Central Time on any Business Day or during any non-Business Day at the place of receipt.

Section 7.2    Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay all costs and expenses it has incurred or will incur in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and consummation of the transactions contemplated hereby.

Section 7.3    Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

Section 7.4    Successors and Assigns. Neither Party may assign or otherwise transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the other Party, and any purported transfer in violation hereof shall be null and void. This Agreement shall be binding upon, and inure to the benefit of, permitted successors and assigns.

Section 7.5    No Third Party Rights. The provisions of this Agreement are enforceable solely by the Parties, and no third party (including any limited partner of the Partnership, except for Westlake) shall have the right, separate and apart from the Parties, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

Section 7.6    Severability. If any provision of this Agreement shall be finally determined to be unenforceable, illegal or unlawful, such provision shall, so long as the economic and legal substance of the transactions contemplated hereby is not affected in any materially adverse manner as to any Party, be deemed severed from this Agreement and the remainder of this Agreement shall remain in full force and effect.

Section 7.7    Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

Section 7.8    Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

Section 7.9    Construction. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. All references herein to Articles and Sections shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, and not to any particular provision of this Agreement. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

Section 7.10    Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if the Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

Section 7.11    Applicable Law and Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each of the Parties hereby agrees: (i) to submit to the exclusive jurisdiction of any state or federal court sitting in Houston, Texas in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (ii) that all claims in respect of any such action or proceeding may be heard and determined in any such court, (iii) that such Party will not bring any action or proceeding arising out of or relating to this Agreement in any other court, and (iv) that such Party waives any defense of inconvenient forum to the maintenance of any such action or proceeding, and waives any bond, surety or other security that might be required of any other Party with respect to any such action or proceeding.

[Signature page follows.]

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of the date first written above.

WESTLAKE CHEMICAL PARTNERS LP

By:	Westlake Chemical Partners GP LLC, its general partner

By:	/s/ Albert Chao
Name:	Albert Chao
Title:	President and Chief Executive Officer

WESTLAKE CHEMICAL OPCO LP

By:	Westlake Chemical OpCo GP LLC, its general partner

By:	/s/ M. Steven Bender
Name:	M. Steven Bender
Title:	Senior Vice President and Chief Financial Officer

WPT LLC

By:	Westlake Chemical Investments, Inc., its manager

By:	/s/ L. Benjamin Ederington
Name:	L. Benjamin Ederington
Title:	Vice President, General Counsel and Secretary

Signature Page

Equity Purchase Agreement

Schedule I

OpCo Capitalization

Limited Partner Name and Address	Percentage Interest
WPT LLC 2801 Post Oak Boulevard, Suite 600 Houston, Texas 77056	67.2635%

Westlake Longview Corporation 2801 Post Oak Boulevard, Suite 600 Houston, Texas 77056	1.9099%

Westlake Vinyls, Inc. 2801 Post Oak Boulevard, Suite 600 Houston, Texas 77056	12.5503%

Westlake Chemical Partners LP 2801 Post Oak Boulevard, Suite 600 Houston, Texas 77056	18.2764%

General Partner Name and Address
Westlake Chemical OpCo GP LLC 2801 Post Oak Boulevard, Suite 600 Houston, Texas 77056	0.0000%